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                                                                   Exhibit 10.17


                              EMPLOYMENT CONTRACT


THIS AGREEMENT is made the 12th day of July, 2000

BETWEEN: CONSOLIDATED WATER CO. LTD., a Cayman Islands company having its registered office at Trafalgar Place, West Bay Road, P. O. Box 1114GT, Grand Cayman, B.W.I. ("the Company")

AND:              FREDERICK W. MCTAGGART of P.O. Box 321 SAV
                  Grand Cayman, B.W.I. ("the President")

IT IS AGREED as follows:-

EMPLOYMENT

1. The President is engaged as President and Chief Operating Officer ("the Capacities") of the Company for three (3) years commencing not later than the 16th day of October, 2000 but subject to the extension provisions set out in Clause 19 and subject to the termination provisions set out in Clauses 16 and 17.

         During the term of this Agreement and any extension thereof the Board of Directors of the Company ("the Board") will propose the appointment of the President as a Director of the Company and the Chairman of the Executive Committee of the Board and will vote in favor of such proposals.

REMUNERATION

2. The President's salary is fixed until December 31, 2000 at CI$97,000 per annum, payable monthly in arrears, less deductions (other than for Medical Insurance) and other amounts which the Company is, by law, entitled or required to deduct from an employee's remuneration.

         The Company will pay the full cost of providing Medical insurance, as generally provided for the Company's employees from time to time, for the President and his family.


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         From the commencement of this Agreement, the President will become a member of the pension scheme provided for the Company's employees from time to time and the Company will make contributions thereto on behalf of the President as it is required to do pursuant to the law.

3. The President's salary will be reviewed as of January 1st each year by the Company's Board who may grant an increase but who shall not reduce the President's salary below the level set out in Clause 2 hereof.

4. Further, for each completed financial year, or pro rata in respect of a part thereof, beginning with the financial year 2000, during which the President serves in the Capacities, not later than February 28th following the end of each financial year, the President will be paid a bonus of:-

         (a) 2.5% of the net profits of the Company calculated before charging this bonus and before charging dividends or crediting any amount accruing from the re-valuation of the Company's assets.

         (b) 5.0% of the amount by which the net profits of the Company, calculated as aforesaid, for that financial year exceed the highest annual net profit, calculated in the same manner, earned by the company in any prior financial year.

5. Further, subject to any approvals of Government which may be necessary at the time at which the option is exercised, for each financial year during which the President serves for the full year in the Capacities, or pro rata in respect of a part thereof, on December 31st of each year, the Chairman shall be granted an option to purchase, for cash payable in full upon the exercise of the option, a number of Ordinary Shares which equals the number of US$ which represents 1% of the net profit of the Company, calculated as aforesaid, for that financial year at a price equal to the average closing market price of the Company's Ordinary Shares on each of the first seven trading days in the month of October of that financial year. 6.


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The options granted pursuant to Clause 5:-

         (a) may be exercised by the President at any time after they are granted and before the close of business on the day before the third anniversary of the date of the Auditor's Report on the financial statements for the year of the grant, and

         (b) may not be assigned, transferred or otherwise disposed of by the president without the prior written consent of the Company.

AREA

7.       The President's work will be performed mainly in West Bay, Grand
         Cayman.

         The Company reserves the right to transfer the President to any other place of business which it may establish in the Cayman Islands.

         The Company will provide the President with a motor vehicle which, in the sole opinion of the Company, is suitable for the discharge of the President's duties hereunder,

RESPONSIBILITIES

8. The President must devote substantially the whole of his time to the Company's business and must use his best endeavors to promote the Company's interests and welfare.

         Except where such information is a matter of public record or when required to do so by law, the President must not, either before or after this Agreement ends, disclose to any person any information relating to the Company, its business, customers, suppliers or employees or any other confidential information of which he becomes possessed while acting in the Capacities.

9. The President must perform the duties commonly performed by a Chief Operating Officer and also the duties reasonably required of and assigned to him in his position as President, which, for the avoidance of doubt, shall include the identification, assessment and negotiation of new business opportunities, and must discharge those duties in accordance with directions of the Board.



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         The President must perform his duties under this Agreement during normal business hours from Monday to Friday inclusive (save on bank holidays) but he accepts that his duties, which include travelling on the company's business both within the Cayman Islands and abroad, may, from time to time, require work to be undertaken on Saturdays, Sundays and bank and public holidays.

         The President must report to the Chairman of the Board, diligently follow and implement all management policies and decisions which the Board communicates to him, prepare and forward in a timely manner all reports and accountings the Board requests and generally be responsible for the effective operation of the Company in accordance with pre-agreed financial and operating budgets.

         The President will not directly or indirectly engage in any activities or work which are deemed by the Board to be detrimental to the best interests of the Company, provided, however, that the Company consents to the President's continued involvement as the Proprietor of Jean Scene.

10. In the case of inability to work due to illness or injury, the President must notify the Company immediately and produce a medical certificate for any absence longer than ten working days.

         The Company may have the President examined by a doctor approved by it.

         The president agrees to submit to any medical examination which the Company requires.

11. The President will be entitled to up to ten (10) days sick leave per year without a medical certificate.

HOLIDAYS

12. The President is entitled, during every twelve (12) month period of employment to the following holidays:-

         (a)      all public holidays in the Cayman Islands, and

         (b) four (4) weeks vacation at a time to be approved by the Chairman of the Board.



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REIMBURSEMENT OF EXPENSES

13. All expenses for which the President claims reimbursement must be within pre-approved budgets. Subject to this, the Company must reimburse the President for the cost of entertaining the Company's customers and travelling on the Company's business on the production of the necessary vouchers or on the President's proving to the Company's satisfaction the amount that he has spent for those purposes, even though he is unable to produce vouchers.

NON-SOLICITATION

14. The President must not at any time while he is acting in the Capacities or afterwards either on his own account or for any other person, firm or company solicit, interfere with or endeavor to entice away from the Company any person, firm or company who at any time during or at the date when his employment ends were employees or customers of or were in the habit of dealing with the Company.

COMPANY DOCUMENTS

15. All books, records, notes, files, memoranda, reports, customer lists and other documents, and all copies of them, relating to the Company's business which the President keeps, prepares or conceives or which become known to him or which are delivered or disclosed to him or by any means come into his possession, and all the Company's property and equipment are and will remain the Company's sole and exclusive property.

         If the President's employment is terminated for any reason whether voluntarily or involuntarily or if the Company at any time requests, the President must promptly deliver to the Company the originals and all copies of all relevant documents that are in his possession, custody or control, and any other property belonging to the Company.

TERMINATION

16. This Agreement will end and, except to the extent previously accrued, all rights and obligations of the Company and the President under it shall cease if any of the following events occurs:-

         (a)      The President dies.



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         (b)      The President is adjudicated bankrupt or makes any composition with his creditors.

         (c) The President gives six (6) months written notice to the Company to terminate this Agreement.

17.      The Company may by notice end this Agreement with immediate effect if:-

         (a) The President conducts himself in a manner which would justify dismissal in accordance with the Labour Law.

         (b) Through physical or mental illness the President is unable to discharge his duties for sixty (60) consecutive days, as to which a certificate by any doctor appointed by the Company shall be conclusive.

         (c) The Company gives written notice to the President and pays him a sum equal to twice the President's annual salary as described in Clause 2, or as increased in accordance with Clause 3, for the year in which such termination takes place.

18. In the event that the Company terminates this Agreement in accordance with Clause 17(c) hereof:-

         (a) Any unvested options to purchase shares in the Company, as described in Clause 5, in respect of the financial year in which the termination takes place shall automatically vest on a pro rata basis proportional to the ratio which the period of employment up to the date of termination bears to the calendar year.

         (b) The Company shall remain obliged to keep all benefits, including but not limited to medical insurance and pension contributions, to which the President was entitled as at the date of his termination paid and available to the President for a period of two (2) years.


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EXTENSION

19. In the absence of a written agreement to the contrary, on each anniversary of this Agreement, the term of this Agreement shall be automatically extended upon the same terms by a period of one year.

NOTICES

20. Any notice to be served under this Agreement must be in writing and will be deemed duly served if, in the case of a notice addressed to the Company, it is sent by registered post or left at the Company's registered office, or, in the case of a notice sent to the President, it is handed to him personally or is delivered to his last known residential address in the Cayman Islands.

         A notice sent by post will be deemed to be served on the third day following the date on which it is posted.

PREVIOUS AGREEMENTS SUPERSEDED

21. This Agreement supersedes all prior contracts and understandings between the parties and may not be changed or terminated orally.

         No change or attempted waiver of any provision of this Agreement will be binding unless in writing and signed by the party against it is sought to be enforced.

CLAUSE HEADINGS

22. Clause headings are included herein for convenience only and have no legal effect.

APPLICABLE LAW AND JURISDICTION

23. This Agreement will be construed and the legal relations between the parties determined in accordance with the laws of the Cayman Islands and the parties agree to submit to the jurisdiction of the Cayman Island's courts.



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         Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid, but if any provision of this Agreement or the application of it is prohibited or held to be invalid, that prohibition or invalidity will not affect any other provision, or the application of any other provision which can be given effect without the invalid provision or application, and, to this end, the provisions of this Agreement are declared to be severable.



EXECUTED by and on behalf of                CONSOLIDATED WATER CO. LTD.
The Company by

In the presence of:-

/s/ Illegible                               /s/ Jeffrey M. Parker
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Witness                                     Director


EXECUTED by the President
In the presence of:-

/s/ Gregory S. McTaggart                    /s/ Frederick M. McTaggart
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Witness                                     Frederick W. McTaggart





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